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                                                                      Exhibit 99

Beckman
2500 Harbor Blvd., Fullerton, California 92834
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Contact:    Michael J. Whelan                                     (714) 773-7620
            Director, Investor Relations



BECKMAN RESTRUCTURES ACQUISITION DEBT

FULLERTON, California, February 26, 1998 -- BECKMAN INSTRUMENTS, INC. (NYSE:
BEC), operating as Beckman Coulter, announced today that on February 25, 1998 it had priced a private placement of $400 million of Senior Notes. Proceeds of the offering will be used to prepay a portion of existing bank borrowings incurred to fund the recent acquisition of Coulter Corporation and also to finance a tender offer to purchase any and all of its $100 million 7.05 percent Debentures due June 1, 2026. The offering is anticipated to close on March 4, 1998.

The new debt consists of $160 million of Senior Notes due March 4, 2003 with an annual interest rate of 7.10 percent and $240 million of Senior Notes due March 4, 2008 with an annual interest rate of 7.45 percent. The offering was made in reliance on Rule 144A and other registration exemptions under the Securities Act of 1933, as amended. The Notes have not been registered under the Securities Act of 1933, as amended, or any securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any state or other jurisdiction absent registration or an applicable exemption from registration.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these notes. This announcement contains information about pending transactions and there can be no assurance that these transactions will be completed.